Calculation of Filing Fee Tables

Form 424B2

(Form Type)

Blackstone Secured Lending Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Shares of beneficial interest, par value $0.001 per share	Rule 457(o)			$400,000,000.00	0.00011020	$44,080.00

Carry Forward Securities

	Total Offering Amounts					$400,000,000.00		$44,080.00

	Total Fees Previously Paid					$200,000,000.00		$22,040.00(2)

	Total Fee Offsets

	Net Fee Due							$22,040.00
(1)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

The Registrant previously paid $22,040.00 in connection with the filing on March 3, 2023 of the Registrant’s prospectus supplement to the prospectus included in its Registration Statement on Form N-2 (File No. 333-266323) related to the Registrant’s offer and sale from time to time of its common shares of beneficial interest, par value $0.001 per share (“Shares”), having an aggregate gross sales price of up to $200.0 million under an at-the-market program (the “ATM Program”). In connection with this prospectus supplement, the maximum aggregate offering price of the Shares under the ATM Program is being increased from $200.0 million to $400.0 million.

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